Exhibit 99.1


SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Shareholders of Shawmut National Corporation

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Shawmut National Corporation as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, appearing on pages F-4 to F-39 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1993 (which statements are not presented herein); and, in our report dated January 19, 1993, we expressed an unqualified opinion on those consolidated financial statements.

As described in Note 2, the Corporation merged with Peoples Bancorp of Worcester, Inc. on May 23, 1994, New Dartmouth Bank on June 7, 1994 and Gateway Financial Corporation on June 27, 1994 in transactions accounted for as poolings of interests. The accompanying combined consolidated financial statements give retroactive effect to the mergers of Shawmut National Corporation with Peoples Bancorp of Worcester, Inc., New Dartmouth Bank and Gateway Financial Corporation.

In our opinion, the accompanying combined consolidated balance sheet and the related combined statements of income, of cash flows, and of changes in shareholders' equity present fairly, in all material respects, the financial position of Shawmut National Corporation and its subsidiaries at December 31, 1993 and 1992, the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for the opinion expressed above.





(PRICE WATERHOUSE)
Hartford, Connecticut
January 19, 1994,
except for Note 2, as to which the date is July 28, 1994

      F-1                                                                    6

SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENT OF INCOME

Year ended December 31, (in thousands, except per share data)      1993           1992           1991
INTEREST AND DIVIDEND INCOME
Loans                                                       $   1,242,683  $   1,301,564  $   1,468,113
Securities
  At lower of aggregate cost or fair value                        236,455        232,406         40,675
  Held to maturity                                                303,217        272,007        456,208
Residential mortgages held for sale                                29,636         27,312         19,243
Federal funds sold and securities purchased
  under agreements to resell                                       12,590         19,550         35,729
Interest-bearing deposits in other banks                              839          2,123          5,926
Trading account securities                                          1,562          1,564          2,176
    Total                                                       1,826,982      1,856,526      2,028,070
INTEREST EXPENSE
Interest on deposits
  Savings, money market and NOW accounts                          183,287        272,665        403,085
  Domestic time                                                   232,533        347,255        526,572
  Foreign time                                                      5,146          2,516          4,008
    Total                                                         420,966        622,436        933,665
Other borrowings                                                  262,413        192,240        217,739
Notes and debentures                                               72,040         59,321         60,436
    Total                                                         755,419        873,997      1,211,840
NET INTEREST INCOME                                             1,071,563        982,529        816,230
Provision for loan losses                                          55,944        242,128        486,441
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                     1,015,619        740,401        329,789
NONINTEREST INCOME
Customer service fees                                             187,022        187,459        183,316
Trust and agency fees                                             116,845        115,103        112,030
Securities gains, net                                              12,468         94,103         80,063
Other                                                              97,471        126,140        169,731
    Total                                                         413,806        522,805        545,140
NONINTEREST EXPENSES
Compensation and benefits                                         500,254        474,725        455,250
Occupancy and equipment                                           163,792        179,507        169,251
Foreclosed properties provision and expense                       105,173        177,813        120,247
Other                                                             370,730        322,536        299,404
    Total                                                       1,139,949      1,154,581      1,044,152
INCOME (LOSS) BEFORE INCOME TAXES,
  EXTRAORDINARY CREDIT  AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGES                                    289,476        108,625       (169,223)
Income taxes                                                        6,628         40,898          4,076
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT
  AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES                     282,848         67,727       (173,299)
Extraordinary credit                                                              18,378
Cumulative effect of changes in methods of accounting              46,200
NET INCOME (LOSS)                                           $     329,048  $      86,105  $    (173,299)
NET INCOME (LOSS) APPLICABLE TO COMMON SHARES               $     313,579  $      81,322  $    (175,561)
COMMON SHARE DATA
  Income (loss) before extraordinary credit and
   cumulative effect of accounting changes                  $        2.35  $        0.60  $       (2.04)
  Net income (loss)                                                  2.75           0.78          (2.04)
  Weighted average shares outstanding                             113,908        104,380         85,858

The accompanying notes are an integral part of this combined financial statement.

      F-2                                                                    7


SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
COMBINED CONSOLIDATED BALANCE SHEET

December 31, (in thousands)                                                       1993           1992

ASSETS
Cash and due from banks                                                    $   1,539,690  $   1,463,728
Interest-bearing deposits in other banks                                          13,252        115,258
Federal funds sold and securities purchased
  under agreements to resell                                                      71,500        688,000
Trading account securities                                                        19,625         36,444
Residential mortgages held for sale                                              472,450        476,330
Securities
Available for sale, at fair value                                              3,189,616
  At lower of aggregate cost or fair value
    (fair value $3,691,086)                                                                   3,608,895
  Held to maturity
    (fair value $7,228,796 and $3,683,528)                                     7,152,326      3,673,264
Loans, less reserve for loan
  losses of $669,156 and $908,394                                             16,928,532     16,442,743
Premises and equipment                                                           332,960        363,180
Foreclosed properties                                                             64,518        266,242
Customers' acceptance liability                                                   13,747         27,553
Other assets                                                                   1,304,589      2,094,438
  Total assets                                                             $  31,102,805  $  29,256,075

LIABILITIES
Deposits
  Demand                                                                   $   4,755,036  $   4,725,927
  Savings, money market and NOW accounts                                       8,976,640      9,145,952
  Domestic time                                                                4,763,463      5,995,660
  Foreign time                                                                   246,740        126,702
    Total deposits                                                            18,741,879     19,994,241
Other borrowings                                                               9,282,951      5,432,523
Acceptances outstanding                                                           13,747         27,553
Accrued taxes and other liabilities                                              202,916      1,260,382
Notes and debentures                                                             758,941        809,833
  Total liabilities                                                           29,000,434     27,524,532

SHAREHOLDERS' EQUITY
Preferred stock, without par value
  Authorized - 10,000,000 shares
  Issued - 1,275,000 shares                                                      178,750        178,750
Preferred stock, $.01 par value
  Authorized - 193,000 and 370,000 shares
  Issued - 170,073 and 347,073 shares                                             15,215         31,050
Common stock, $.01 par value
  Authorized - 150,000,000 shares
  Issued - 117,550,211 and 112,802,027 shares                                      1,176          1,128
Surplus                                                                        1,237,177      1,181,545
Retained earnings                                                                658,607        409,322
Net unrealized gain (loss) on securities                                          13,789        (23,654)
Treasury stock, common stock at cost
  (106,487 and 1,658,467 shares)                                                  (2,343)       (46,598)
  Total shareholders' equity                                                   2,102,371      1,731,543
  Total liabilities and shareholders' equity                               $  31,102,805  $  29,256,075

The accompanying notes are an integral part of this combined financial statement.

      F-3                                                                    8



SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

Year ended December 31, (in thousands)                             1993           1992             1991

SHAREHOLDERS' EQUITY at beginning of year, as restated      $   1,731,543  $   1,268,631  $   1,354,546

PREFERRED STOCK
Issuance of preferred stock (575,000 and 347,073 shares)                         143,750         31,050
Redemption of preferred stock (177,000 shares)                    (15,835)

COMMON STOCK , $.01 par value
Shares issued under Dividend Reinvestment
  and Stock Purchase Plans (962,946 shares)                             9
Shares issued under stock option and employee
  benefit plans (551,730; 438,469 and 40,149 shares)                    6              4              1
Issuance of common stock
    (3,233,508; 18,569,760 and 6,429,599 shares)                       33            186             64

SURPLUS
Additional proceeds from:
  Shares issued under Dividend Reinvestment
    and Stock Purchase Plans                                       22,334
  Shares issued under stock option
    and employee benefit plans                                      5,062          2,869           (867)
  Issuance of common stock                                         28,236        211,638         40,290
Preferred stock issuance costs                                                    (5,731)

RETAINED EARNINGS
Net income (loss)                                                 329,048         86,105       (173,299)
Cash dividends declared by SNC
  Preferred stock                                                 (15,469)        (4,783)        (2,262)
  Common stock                                                    (47,205)
Cash dividends declared by merged companies prior to mergers       (4,411)        (3,870)        (3,350)
Restricted stock awards                                                31         (1,496)           928
Reissuance of common stock from treasury                          (11,106)       (15,444)        (2,465)
Redemption of preferred stock                                      (1,603)

NET UNREALIZED GAIN (LOSS) ON SECURITIES
Unrealized appreciation on securities available for sale           13,789
Unrealized appreciation on securities at lower of
  aggregate cost or fair value                                     23,654         16,045         20,720

TREASURY STOCK
Purchase of common stock (114,009 and 672 shares)                  (2,509)           (10)
Reissuance of common stock under
  Dividend Reinvestment and Stock Purchase Plans
  (1,665,989; 1,202,954 and 124,455 shares)                        46,764         33,649          3,275
SHAREHOLDERS' EQUITY at end of year                         $   2,102,371  $   1,731,543  $   1,268,631



The accompanying notes are an integral part of this combined financial statement.

      F-4                                                                    9



SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, (in thousands)                             1993           1992           1991

OPERATING ACTIVITIES
Net income (loss)                                           $     329,048  $      86,105  $    (173,299)
Adjustments to reconcile net income (loss) to cash
    provided by operating activities:
  Extraordinary credit                                                           (18,378)
  Cumulative effect of changes in methods of accounting           (46,200)
  Provision for loan losses                                        55,944        242,128        486,441
  Provision for foreclosed properties                              76,598        140,417         81,982
  Depreciation, amortization and other                            129,952         71,916         61,838
  Deferred income taxes                                           (15,247)        35,366         18,097
  Gains from the sale of securities held to maturity                             (76,617)       (80,063)
  Gains from the sale of loans, premises and equipment
    and other assets                                              (10,575)       (44,194)       (91,878)
  Decrease in securities reported at the lower of
    aggregate cost or fair value                                   39,880      1,501,695
  Decrease (increase) in trading account securities                16,819        (17,942)        15,951
  Decrease (increase) in residential mortgages held for sale        3,880       (198,353)      (104,081)
  Decrease (increase) in other assets and accrued taxes
    and other liabilities                                        (263,494)        68,064         53,510
CASH PROVIDED BY OPERATING ACTIVITIES                             316,605      1,790,207        268,498

FINANCING ACTIVITIES
Decrease in total deposits                                     (1,252,362)      (249,361)    (1,008,419)
Increase in other borrowings                                    3,850,428      1,132,497      1,993,507
Proceeds from issuance of subordinated notes                      149,700        149,631
Principal payments on notes and debentures                       (200,802)        (4,981)        (9,162)
Proceeds from issuances of common and preferred stock              91,338        370,921         71,348
Purchases of common and preferred stock                           (19,947)           (10)
Cash dividends paid                                               (47,279)        (5,779)        (5,020)
CASH PROVIDED BY FINANCING ACTIVITIES                           2,571,076      1,392,918      1,042,254

INVESTING ACTIVITIES
Decrease (increase) in short-term investments                     718,506       (487,201)       285,783
Maturities of securities held to maturity                       2,214,542      1,427,693        536,630
Proceeds from sales of securities held to maturity              1,560,902      1,908,615      3,972,907
Purchases of securities held to maturity                       (6,845,381)    (6,057,170)    (5,530,143)
Proceeds from sales of loans                                      560,178        926,597        260,358
Purchases of loans                                               (427,611)      (437,208)      (420,180)
Loans originated less principal collected                        (645,216)    (1,212,373)    (1,005,507)
Purchases of premises and equipment and other assets              (54,123)       (58,472)       (37,557)
Proceeds from the sale of premises and equipment
  and other assets                                                106,484        197,714        153,533
CASH USED BY INVESTING ACTIVITIES                              (2,811,719)    (3,791,805)    (1,784,176)

INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                     75,962       (608,680)      (473,424)
Cash and due from banks at beginning of year                    1,463,728      2,072,408      2,545,832
CASH AND DUE FROM BANKS AT END OF YEAR                      $   1,539,690  $   1,463,728  $   2,072,408

ADDITIONAL CASH FLOW INFORMATION
Interest paid                                               $     747,857  $     907,382  $   1,159,043
Income taxes paid                                           $      26,176  $      41,224  $      12,884

Securities aggregating $708,172, previously reported at the lower of aggregate cost or fair value or at amortized cost, were transferred during 1993 to securities classified as held to maturity.
Securities aggregating $286,118 were also transferred during 1993 from the held to maturity portfolio to securities available for sale. Securities aggregating $4,910,631, previously classified as held to maturity, were transferred during 1992 to securities reported at the lower of aggregate cost or fair value. Loans totaling $37,214, $275,566 and $368,872 were transferred to foreclosed properties during 1993, 1992 and 1991, respectively.


The accompanying notes are an integral part of this combined financial statement.

      F-5                                                                    10


SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Shawmut National Corporation and its subsidiaries (the Corporation) are in conformity with generally accepted accounting principles followed within the banking industry. Certain amounts for prior years have been reclassified to conform to current year presentation. As more fully discussed in "Note 2 - Acquisitions", the Corporation consummated the acquisitions of three banking organizations accounted for as poolings of interests. These combined consolidated financial statements and notes thereto give effect to the acquisitions and, therefore, the financial position, results of operations and cash flows are presented as if the Corporation and the acquired banking organizations had been combined for all periods presented. The significant accounting policies followed by the Corporation are summarized below.

PRINCIPLES OF CONSOLIDATION - The combined consolidated financial statements include the accounts of Shawmut National Corporation and its subsidiaries after elimination of material intercompany balances and transactions.

TRADING ACCOUNT SECURITIES - Trading account securities include debt securities that are purchased and held principally for the purpose of selling them in the near term and are stated at fair value, as determined by quoted market prices. Gains and losses realized on the sale of trading account securities and adjustments to fair value are included in trading account profits.

RESIDENTIAL MORTGAGES HELD FOR SALE - Residential mortgages held for sale are primarily one to four family real estate mortgage loans which are reported at the lower of cost or market, as determined by outstanding commitments from investors or current investor yield requirements, calculated on an aggregate basis. Forward mandatory, standby and put option contracts are entered into to limit market risk on residential mortgages held for sale. Gains and losses from sales of residential mortgages held for sale are recognized upon settlement with investors and recorded in noninterest income. These activities, together with underwriting and servicing of residential mortgage loans, comprise the Corporation's mortgage banking business.

SECURITIES - The Corporation adopted, as of December 31, 1993, Statement of Financial Accounting Standards (FAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity and reported at cost, adjusted for the amortization of premiums and accretion of discounts. Debt and equity securities which are not classified as held to maturity or as trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from the results of operations and reported as a separate component of shareholders' equity, net of income taxes. See "Note 3 - Securities".

Prior to adoption of this new accounting standard, debt securities that were to be held for indefinite periods of time, including securities that management intended to use as part of its asset/liability strategy or that may be sold in response to changes in interest rates, prepayment risk or other factors, were reported at the lower of aggregate cost or fair value. Changes in net unrealized losses were included in the Corporation's results of operations. Equity securities were stated at the lower of aggregate cost or fair value with net unrealized losses reported as a reduction of retained earnings.


      F-6                                                                    11



Fair values of securities are determined by prices obtained from independent market sources. Realized gains and losses on securities sold are computed on the identified cost basis on the trade date and are included in the results of operations.

FOREIGN EXCHANGE TRADING - Foreign exchange trading positions, including spot, forward and option contracts, are reported at market value. The resulting realized and unrealized gains and losses from foreign exchange trading are included in other noninterest income.

INTEREST RATE INSTRUMENTS - Interest rate instruments, such as futures contracts and forward rate agreements, are used in conjunction with foreign exchange trading activities. These instruments are carried at market value with realized and unrealized gains and losses recognized currently in other noninterest income.

Interest rate swap and cap agreements and futures contracts are used to manage the Corporation's interest rate risk. The periodic net settlements on interest rate swap and cap agreements are recorded as an adjustment to interest expense. Deferred gains or losses on futures contracts are amortized over the expected remaining life of the underlying asset or liability.

The Corporation also utilizes combination options, which involve a group of options consisting of at least one put and one call entered into as a unit in relation to specific underlying securities classified as available for sale, in order to limit the market risk of the securities. The market value of the options are included with the valuation of securities available for sale.

LOANS - Loans are stated at the principal amounts outstanding, net of unearned income.

Interest on undiscounted loans is recognized primarily utilizing the simple interest method based upon the principal amount outstanding. Interest on discounted loans is recognized utilizing the effective yield method.

The net amount of loan origination and commitment fees and direct costs incurred to underwrite and issue a loan are deferred and amortized as an adjustment of the related loan's yield over the contractual life of the loan in a manner which approximates the interest method.

When a loan is past due 90 days or more or the ability of the borrower to repay principal or interest is in doubt, the Corporation discontinues the accrual of interest and reverses any unpaid accrued amounts. If there is doubt as to subsequent collectibility, cash interest payments are applied to reduce principal. A loan is not restored to accruing status until the borrower has brought the loan current and demonstrated the ability to make payments of principal and interest, and doubt as to the collectibility of the loan is not present. The Corporation may continue to accrue interest on loans past due 90 days or more which are well secured and in the process of collection.

Restructured loans are loans with original terms which have been modified as a result of a change in the borrower's financial condition. Interest income on restructured loans is accrued at the modified rates.


      F-7                                                                    12



SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES





A commitment to extend credit is a binding agreement to make a loan to a customer in the future if certain conditions are met and is subject to the same risk, credit review and approval process as a loan. Many commitments expire without being used and, therefore, do not represent future funding requirements.

Certain loans of acquired institutions are subject to protection under agreements with federal banking regulatory agencies and are discussed more fully in "Note 4 - Loans and Reserve for Loan Losses" and "Note 17 - FDIC Assisted Transactions".

RESERVE FOR LOAN LOSSES - The reserve for loan losses is maintained at a level determined by management to be adequate to provide for probable losses inherent in the loan portfolio, including commitments to extend credit. The reserve is maintained through the provision for loan losses, which is a charge to operations. When a loan, or a portion of a loan, is considered uncollectible, the loss is charged to the reserve. Recoveries of previously charged off loans are credited to the reserve. The potential for loss in the portfolio reflects the risks and uncertainties inherent in the extension of credit.

The determination of the adequacy of the reserve is based upon management's assessment of risk elements in the portfolio, factors affecting loan quality and assumptions about the economic environment in which the Corporation operates. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant individual problem credits. In addition, management reviews overall portfolio quality through an analysis of current levels and trends in charge-off, delinquency and nonaccruing loan data, and a review of forecasted economic conditions and the overall banking environment. These reviews are of necessity dependent upon estimates, appraisals and judgments, which may change quickly because of changing economic conditions, and the Corporation's perception as to how these factors may affect the financial condition of debtors.

PREMISES AND EQUIPMENT - Premises, leasehold improvements and equipment are stated at cost less accumulated depreciation and amortization computed primarily on the straight-line method. Depreciation of buildings and equipment is based on the estimated useful lives of the assets. Amortization of leasehold improvements is based on the term of the related lease or the estimated useful lives of the improvements, whichever is shorter. Major renewals and betterments are capitalized and recurring repairs and maintenance are charged to operations. Gains or losses on dispositions of premises and equipment are included in income as realized.

FORECLOSED PROPERTIES - Properties acquired through foreclosure or in settlement of loans and in-substance foreclosures are classified as foreclosed properties and are valued at the lower of the loan value or estimated fair value of the property acquired less estimated selling costs. An in-substance foreclosure occurs when a borrower has little or no equity in the collateral, repayment can only be expected to come from the operation or sale of the collateral and the borrower has effectively abandoned the collateral or has doubtful ability to rebuild equity in the collateral. At the time of foreclosure the excess, if any, of the loan value over the estimated fair value of the property acquired less estimated selling costs is charged to the reserve for loan losses. Additional decreases in the carrying values of foreclosed properties or changes in estimated selling costs, subsequent to the time of foreclosure, are recognized through a provision charged to operations. A valuation reserve is maintained for estimated selling costs and to record the excess of the carrying values over the fair market values of properties if changes in the carrying values are judged to be temporary.


      F-8                                                                    13



NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS





The fair value of foreclosed properties is determined based upon appraised value, which primarily utilizes the selling price of properties for similar purposes, or discounted cash flow analyses of the properties' operations.

GOODWILL - The excess cost over the fair value of assets acquired from acquisitions accounted for as purchases is included in other assets and amortized on a straight-line basis over periods of up to 25 years.

PENSION AND OTHER EMPLOYEE BENEFIT PLANS - The Corporation maintains a noncontributory defined benefit pension plan, which covers substantially all full-time employees. Pension expense is based upon an actuarial computation of current and future benefits for employees. The pension plan is funded annually in an amount consistent with the funding requirements of federal law and regulations.

The Corporation adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", effective January 1, 1993. The Corporation sponsors postretirement health care and life insurance benefit plans that provide health care and life insurance benefits for retired employees that have met certain age and service requirements. Postretirement health care and life insurance benefits expense is based upon an actuarial computation of current and future benefits for employees and retirees. See "Note 11 - Pension and Other Employee Benefit Plans".

The Corporation also adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits", during the fourth quarter of 1993, retroactive to January 1, 1993. The Corporation provides disability and workers' compensation related benefits to former or inactive employees after employment but before retirement and had also provided supplemental severance benefits to certain former employees. Postemployment benefits expense is determined based upon various criteria depending on the type of benefit. See "Note 11 - Pension and Other Employee Benefit Plans".

INCOME TAXES - The Corporation adopted FAS No. 109, "Accounting for Income Taxes", prospectively, effective January 1, 1993. Income tax expense is based on estimated taxes payable or refundable on a tax return basis for the current year and the changes in the amount of deferred tax assets and liabilities during the year. Deferred tax assets and liabilities are established for temporary differences between the accounting basis and the tax basis of the Corporation's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Prior to January 1, 1993, the Corporation recognized income taxes based on income reported in the financial statements. See "Note 13 - Income Taxes".

PER COMMON SHARE CALCULATIONS - Income (loss) per common share is calculated by dividing net income (loss) less preferred stock dividends by the weighted average common shares outstanding for each period presented.

CASH FLOWS STATEMENT - For the purpose of reporting cash flows, the Corporation has defined cash equivalents as those amounts included in the balance sheet caption "Cash and due from banks".


      F-9                                                                    14



SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES





FAIR VALUE OF FINANCIAL INSTRUMENTS - FAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires the disclosure of the fair value of financial instruments. A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that conveys or imposes the contractual right or obligation to either receive or deliver cash or another financial instrument. Examples of financial instruments included in the Corporation's balance sheet are cash, federal funds sold or purchased, debt and equity securities, loans, demand, savings and other interest-bearing deposits, notes and debentures and foreign exchange contracts. Examples of financial instruments which are not included in the Corporation's balance sheet are commitments to extend credit, standby letters of credit, loans sold with recourse and interest rate swap, cap and option agreements.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

The statement requires the fair value of deposit liabilities with no stated maturity, such as demand deposits, NOW and money market accounts, to equal the carrying value of these financial instruments and does not allow for the recognition of the inherent value of core deposit relationships, when determining fair value. While the statement does not require disclosure of the fair value of nonfinancial instruments, such as the Corporation's premises and equipment, its banking and trust franchises and its core deposit relationships, the Corporation believes these nonfinancial instruments have significant fair value.

The Corporation has estimated fair value based on quoted market prices where available. In cases where quoted market prices were not available, fair values were based on the quoted market price of a financial instrument with similar characteristics, the present value of expected future cash flows or other valuation techniques. Each of these alternative valuation techniques utilize assumptions which are highly subjective and judgmental in nature. Subjective factors include, among other things, estimates of cash flows, the timing of cash flows, risk and credit quality characteristics and interest rates. Accordingly, the results may not be precise and modifying the assumptions may significantly affect the values derived. In addition, fair values established utilizing alternative valuation techniques may or may not be substantiated by comparison with independent markets. Further, fair values may or may not be realized if a significant portion of the financial instruments were sold in a bulk transaction or a forced liquidation. Therefore, any aggregate unrealized gains or losses should not be interpreted as a forecast of future earnings or cash flows. Furthermore, the fair values disclosed should not be interpreted as the aggregate current value of the Corporation. The fair value of financial instruments is disclosed in the related notes to the consolidated financial statements except for time deposits, which is disclosed below.

The methodology and assumptions utilized to estimate the fair value of the Corporation's financial instruments, not previously discussed in the policy statements above, are described below.

Financial instruments with fair value approximate to carrying value - The carrying value of cash and due from banks, interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell, residential mortgages held for sale, demand deposits, savings, NOW and money market deposits, foreign time deposits, other borrowings and accrued interest income and expense approximates fair value due to the short-term nature of these financial instruments.


      F-10                                                                   15



NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS





Loans - The fair value of loans was estimated for groups of similar loans based on the type of loan, interest rate characteristics, credit risk and maturity. The fair value of performing fixed-rate commercial and commercial real estate loans was estimated by discounting expected future cash flows utilizing risk-free rates of return, adjusted for credit risk and servicing costs. The carrying value of performing variable-rate commercial and commercial real estate loans was estimated to approximate fair value due to the short-term and frequent repricing characteristics of these loans. Prepayments were not anticipated for either fixed-rate or variable-rate commercial and commercial real estate loans. The fair value of performing residential mortgage, home equity and installment loans was estimated utilizing quoted market values for securities backed by similar loans. The fair value of nonaccruing loans was estimated by discounting expected future cash flows utilizing risk-free rates of returns, adjusted for credit risk and servicing costs commensurate with a portfolio of nonaccruing loans. Where appropriate, the fair values reflect any FDIC loss protection arrangements.

Deposits - The fair value of time deposits with fixed maturities was estimated by discounting expected future cash flows utilizing interest rates currently being offered on deposits with similar characteristics and maturities. The fair value of these deposits was approximately $5.0 billion and $6.0 billion at December 31, 1993 and 1992, respectively.

Notes and debentures - The fair value of notes and debentures was estimated based on quoted market prices.

Off-balance sheet financial instruments - The fair value of interest rate swap agreements was based on the amount the Corporation would receive or pay to terminate the agreements as of the reporting date based on the terms of the agreements, the creditworthiness of the counterparties and interest rates. The fair value of commitments to extend credit and standby letters of credit was determined based on the discounted value of fees currently charged for similar agreements. The fair value of other off-balance sheet financial instruments, such as interest rate cap and option agreements, was based on quoted market prices.

NOTE 2 - ACQUISITIONS

The Corporation completed its acquisitions of the following banking organizations during the second quarter of 1994:

                                                                                     Common
                                                                  Assets at          shares        Exchange
(in thousands, except exchange ratio)                           March 31, 1994       issued          ratio
Peoples Bancorp of Worcester, Inc. (Peoples)-(May 23, 1994)    $     870,673          8,320          2.444
New Dartmouth Bank (New Dartmouth)-(June 7, 1994)              $   1,724,458          6,430         15.157
Gateway Financial Corporation (Gateway)-(June 27, 1994)        $   1,259,563          7,421          0.559

      F-11                                                                   16



SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES





These acquisitions were accounted for as poolings of interests and as such are reflected in the consolidated financial statements as though the Corporation, Peoples, New Dartmouth and Gateway had been combined as of the beginning of the earliest period presented.

Merger related charges of $100.9 million were recorded to reflect the integration of these acquisitions during the second quarter of 1994. The merger related charges include $18.9 million for severance and benefits costs for workforce reductions; $39.4 million for the closure of duplicative branches and facilities and cancellation of vendor contracts; $11.1 million for financial advisory, legal and accounting expenses; and $7.0 million for losses on the anticipated sales of foreclosed properties. In addition, the sales of securities and anticipated disposition of residential loans of the acquired entities to maintain an interest rate risk profile consistent with that of the Corporation resulted in losses of $12.5 million and $12.0 million, respectively.

The following table sets forth the results of operations of Peoples, New Dartmouth, Gateway and the Corporation for the years ended December
31, 1993, 1992 and 1991:

  (in thousands)                                     1993          1992           1991
Net interest income:
     Peoples                                  $     37,232  $      36,598  $      33,327
     New Dartmouth                                  62,743         69,128         15,673
     Gateway                                        46,958         51,475         29,940
     Corporation                                   924,630        825,328        737,290
        Combined                              $  1,071,563  $     982,529  $     816,230

Net income (loss):
     Peoples                                  $     10,787  $      11,034  $       7,227
     New Dartmouth                                  19,088         20,264          5,221
     Gateway                                         8,421        (20,402)       (15,103)
     Corporation                                   290,752         75,209       (170,644)
        Combined                              $    329,048  $      86,105  $    (173,299)

      F-12                                                                   17


NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS





NOTE 3 - SECURITIES

A summary of the amortized cost and fair value of securities classified as available for sale at December 31, 1993 is as follows:
                                           Amortized     Unrealized    Unrealized        Fair
(in thousands)                                cost         gains         losses          value

U.S. Government and agency securities
  U.S. Treasury                        $  1,695,536  $      1,694  $       4,077  $   1,693,153
  Mortgage backed                           730,321        27,689          1,757        756,253
State and municipal obligations                 142            16              4            154
Equity securities                           254,194         3,552          4,567        253,179
Corporate mortgage backed
  and other securities                      488,286           752          2,161        486,877
  Total                                $  3,168,479  $     33,703  $      12,566  $   3,189,616

The net unrealized gain on securities classified as available for sale at December 31, 1993 of $13.8 million, which is net of income taxes of $7.3 million, is reported as a separate component of shareholder equity.

U.S. Treasury securities with an aggregate carrying amount of $786.0 million, included in the table above, were subject to combination options at December 31, 1993, which limited the risk of changes in the market value of these securities. U.S. Treasury securities with a carrying amount of $311.0 million were put to the counterparty on January 5, 1994 upon expiration of the option, resulting in no realized gain or loss.
The combination options on the remainder of the securities expired on January 6, 1994, unexercised by either party.

A summary of the carrying amount and fair value of securities reported at the lower of aggregate cost or fair value at December 31, 1992 is as follows:

                                            Carrying     Unrealized    Unrealized        Fair
(in thousands)                               amount        gains         losses          value

U.S. Government and agency securities
  Mortgage backed                      $    931,391  $      9,464  $       9,749  $     931,106
  U.S. Treasury                           2,221,607        75,826            825      2,296,608
State and municipal obligations               4,088             0            403          3,685
Equity securities                           192,891             0              0        192,891
Corporate mortgage backed and
   other securities                         258,918         8,353            475        266,796
  Total                                $  3,608,895  $     93,643  $      11,452  $   3,691,086

Unrealized depreciation on equity securities of $23.7 million at December 31, 1992 is reported as a reduction of shareholders' equity.


      F-13                                                                   18



SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES




The amortized cost and fair value of securities classified as held to maturity at December 31, 1993 and 1992 are summarized as follows:
<captiion>
                                         Amortized       Unrealized    Unrealized        Fair
(in thousands)                              cost           gains         losses          value

December 31, 1993
U.S. Government and agency securities
  Mortgage backed                      $  3,332,189  $     61,427  $       1,392  $   3,392,224
  U.S. Treasury                           1,713,534         3,072          7,067      1,709,539
  State and municipal obligations             1,649             2                         1,651
Asset backed and other securities         2,104,954        26,752          6,324      2,125,382
  Total                                $  7,152,326  $     91,253  $      14,783  $   7,228,796

                                         Amortized       Unrealized    Unrealized        Fair
(in thousands)                              cost           gains         losses          value

December 31, 1992
U.S. Government and agency securities
  Mortgage backed                      $  2,122,161  $      9,050  $         446  $   2,130,443
  U.S. Treasury                             287,708         1,827            163        289,494
Asset backed and other securities         1,263,395         9,247          9,251      1,263,591
  Total                                $  3,673,264  $     20,124  $       9,860  $   3,683,528

Securities with a carrying amount of $6.5 billion were pledged to secure public deposits, borrowings and for other purposes required by law at December 31, 1993.

Proceeds from sales of debt securities during 1993, 1992 and 1991 totaled approximately $4.5 billion, $4.7 billion and $2.6 billion, respectively, and resulted in gains of $19.3 million, $94.4 million and $89.3 million and losses of $2.8 million, $1.2 million and $1.2 million.

The amortized cost and fair value of securities at December 31, 1993, by maturity date, are summarized below. Mortgage backed securities are included in the table based upon contractual maturity.

                                            Available for sale           Held to maturity
                                           Amortized       Fair        Amortized        Fair
(in thousands)                                cost         value          cost           value
Due in one year or less                $    150,799  $    152,224  $      86,962  $      87,438
Due after one year through five years       897,703       898,400      2,358,615      2,360,205
Due after five years through ten years      735,727       732,458      3,518,538      3,588,776
Due after ten years                       1,130,056     1,153,355      1,188,211      1,192,377
                                          2,914,285     2,936,437      7,152,326      7,228,796
Equity securities                           254,194       253,179
  Total                                $  3,168,479  $  3,189,616  $   7,152,326  $   7,228,796

      F-14                                                                   19


NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS





NOTE 4 - LOANS AND RESERVE FOR LOAN LOSSES

The components of the Corporation's loan portfolio at December 31, 1993 and 1992, net of unearned income of $12.8 million and $27.1 million, respectively, are summarized below:

(in thousands)                                                                    1993           1992
Commercial and industrial                                                  $   6,393,501  $   5,967,813
Owner-occupied commercial real estate                                          1,492,820      1,724,312
Real estate investor/developer
  Commercial mortgage                                                          1,526,457      1,697,714
  Construction and other                                                         160,740        374,424
    Total investor/developer                                                   1,687,197      2,072,138
Consumer
  Residential mortgage                                                         5,325,904      5,288,302
  Home equity                                                                  1,637,773      1,478,610
  Installment and other                                                        1,060,493        819,962
    Total consumer                                                             8,024,170      7,586,874
    Total                                                                     17,597,688     17,351,137
Less reserve for loan losses                                                     669,156        908,394
    Total                                                                  $  16,928,532  $  16,442,743

The fair value of the Corporation's loan portfolio was approximately $17.6 billion and $17.1 billion at December 31, 1993 and 1992, respectively.

Loans outstanding to directors, executive officers, principal holders of equity securities or to any of their associates totaled $22.7 million at December 31, 1993 and $19.2 million at December 31, 1992. A total of $48.4 million in loans were made or added, while a total of $44.9 million were repaid or deducted during 1993. Changes in the composition of the board of directors or the group comprising executive officers result in additions to or deductions from loans outstanding to directors, executive officers or principal holders of equity securities.

At December 31, 1993 and 1992 the Corporation had $227.4 million and $331.9 million loans respectively subject to "put" protection provisions. Loans subject to small loan protection provisions amounted to $454.0 million and $634.3 million at December 31, 1993 and 1992 respectively. Small loan and put protection provisions are more fully discussed at "Note 17 - FDIC Assisted Transactions".


      F-15                                                                   20



SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES





The details of the Corporation's nonaccruing loans, restructured loans and accruing loans past due 90 days or more at December 31, 1993 and 1992 are summarized below:

(in thousands)                                                                    1993           1992
Commercial and industrial                                                  $      85,008  $     165,827
Owner-occupied commercial real estate                                             79,561        153,044
Real estate investor/developer
  Commercial mortgage                                                             97,346        222,194
  Construction and other                                                          25,054         69,390
    Total investor/developer                                                     122,400        291,584
Consumer
  Residential mortgage                                                            71,722        121,901
  Home equity                                                                      8,673         11,552
  Installment and other                                                            5,536         13,904
    Total consumer                                                                85,931        147,357
    Total nonaccruing loans                                                $     372,900  $     757,812

Restructured loans                                                         $      73,345  $     172,129

Accruing loans past due 90 days or more                                    $      42,616  $      45,251

At December 31, 1993 and 1992 the Corporation had $6.5 million and $12.4 million, respectively, of nonaccruing loans subject to "put" protection provisions. Nonaccruing loans subject to small loan protection provisions were to $15.9 million and $34.0 million at December 31, 1993 and 1992, respectively.

Interest income related to nonaccruing and restructured loans would have been approximately $48.0 million in 1993 and $78.3 million in 1992 had these loans been current and the terms of the loans had not been modified. Interest income recorded on these loans totaled approximately $11.0 million in 1993 and $26.9 million in 1992. Interest income received on these loans and applied as a reduction of principal totaled approximately $15.1 million and $31.4 million in 1993 and 1992, respectively. The yield on the portfolio of restructured loans was 7.07 percent in 1993 and 7.85 percent in 1992.

Changes affecting the reserve for loan losses for the years ended
December 31, 1993, 1992 and 1991, respectively, are summarized below:

(in thousands)                                                     1993           1992           1991
Balance at beginning of year                                $     908,394  $   1,043,689  $     970,906
Transfer of reserve from FDIC                                                                    17,507
Provision charged to operations                                    55,944        242,128        486,441
Loans charged off                                                (349,631)      (423,051)      (473,534)
Recoveries on loans charged off                                    54,449         45,628         42,369
Balance at end of year                                      $     669,156  $     908,394  $   1,043,689

      F-16                                                                   21


NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS





The Financial Accounting Standards Board issued FAS No. 114, "Accounting By Creditors for Impaired Loans", in May 1993. The new accounting standard will require that impaired loans, which are defined as loans where it is probable that a creditor will not be able to collect both the contractual interest and principal payments, be measured at the present value of expected future cash flows discounted at the loan's effective rate when assessing the need for a loss accrual. The new accounting standard is effective for the Corporation's financial statements beginning January 1, 1995. The effect on the Corporation of adopting this new accounting standard is currently being evaluated.

NOTE 5 - PREMISES AND EQUIPMENT

The components of premises and equipment at December 31, 1993 and 1992 are summarized below:

                                                               Estimated
(in thousands)                                                useful life         1993           1992
Land                                                                       $      30,563  $      32,112
Buildings                                                    10 to 40 years      191,558        195,462
Leasehold improvements                                        5 to 10 years      144,233        152,088
Equipment                                                     4 to 15 years      400,263        412,926
    Total                                                                        766,617        792,588
Less accumulated depreciation and amortization                                   433,657        429,408
    Total                                                                  $     332,960  $     363,180

Depreciation and amortization expense of $52.3 million in 1993, $54.7 million in 1992 and $51.0 million in 1991 is included in occupancy expense or equipment expense, depending upon the nature of the asset.

The Corporation occupies certain other premises and rents equipment, primarily data processing equipment, under leases that are accounted for as operating leases. These leases have expiration dates through 2023. Operating lease rentals aggregated $54.2 million in 1993, $59.9 million in 1992 and $58.5 million in 1991. Such amounts are recorded net of sublease income totaling $1.5 million in 1993 and $1.2 million in 1992 and 1991.

The minimum rental commitments of the Corporation at December 31, 1993 under the terms of operating leases in excess of one year were as follows: $40.2 million in 1994; $35.6 million in 1995; $29.1 million in 1996; $23.1 million in 1997; $16.3 million in 1998; and $43.3 million after 1998.

NOTE 6 - FORECLOSED PROPERTIES

Foreclosed properties of $64.5 million and $266.2 million are stated net of reserves of $15.2 million and $39.5 million at December 31, 1993 and 1992, respectively. Provisions charged to operations for changes in the carrying value of foreclosed properties amounted to $76.6 million, $140.4 million and $82.0 million in 1993, 1992 and 1991, respectively.


      F-17                                                                   22



SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES





NOTE 7 - OTHER ASSETS AND ACCRUED TAXES AND OTHER LIABILITIES

The components of other assets at December 31, 1993 and 1992 are presented below:

(in thousands)                                                                    1993           1992
Receivable for securities sold                                             $     219,111  $   1,033,346
Net deferred income taxes                                                        200,871        134,795
Accrued interest income                                                          171,084        163,872
Prepaid pension expense                                                          128,302        126,111
Goodwill                                                                         109,671        116,573
Other                                                                            475,550        519,741
  Total                                                                    $   1,304,589  $   2,094,438

Net deferred income taxes of $134.8 million at December 31, 1992 represent amounts computed under the prior accounting standard for income taxes. Effective January 1, 1993, net deferred income taxes computed under the new accounting standard were $188.8 million. See "Note 13 - Income Taxes".

The components of accrued taxes and other liabilities at December 31, 1993 and 1992 are presented below:

(in thousands)                                                                    1993           1992
Payable for securities purchased                                           $          83  $   1,102,027
Accrued interest expense                                                          70,887         64,169
Accrued dividends payable                                                         24,090          4,284
Accrued restructuring expenses                                                     6,854
Accrued postemployment benefits expense                                            8,400
Accrued postretirement health care and life insurance benefits expense             8,057          1,675
Other                                                                             84,545         88,227
  Total                                                                    $     202,916  $   1,260,382

      F-18                                                                   23


NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS





NOTE 8 - OTHER BORROWINGS

Other borrowings of the Corporation at December 31, 1993 and 1992 were as follows:

(in thousands)                                                                    1993           1992
Federal funds purchased                                                    $   1,709,315  $     260,779
Securities sold under agreements to repurchase                                 5,784,932      4,363,980
Treasury tax and loan funds                                                      599,962        271,458
Private placement notes                                                          174,996        150,256
Federal Home Loan Bank of Boston borrowings                                    1,013,746        386,050
  Total                                                                    $   9,282,951  $   5,432,523

The scheduled maturities of Federal Home Loan Bank of Boston borrowings are as follows: $802.0 million due in 1994 with interest rates at 3.20 to 3.97 percent; and $211.7 million due in 1995 and thereafter with interest rates at 4.12 to 9.01 percent.

Securities sold under agreements to repurchase, representing primarily U.S. Government agency securities, at December 31, 1993 are detailed below by due date:

                                                               Less than          30-90
(in thousands)                                  Overnight       30 days            days         Total

Securities sold
  Amortized cost                              $  1,052,821  $   4,725,415  $      45,117  $   5,823,353
  Fair  value                                    1,057,845      4,776,400         45,348      5,879,593
Repurchase borrowings                            1,019,591      4,720,207         45,134      5,784,932
Average borrowing interest rate                       2.41 %         3.10 %         3.12 %         2.98 %

SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES




NOTE 9 - NOTES AND DEBENTURES

The Corporation's notes and debentures at December 31, 1993 and 1992 are summarized below:
(in thousands)                                                                    1993           1992
8 7/8% notes due 1996, net of discount                                     $     149,769  $     149,680
8 1/8% notes due 1997, net of discount                                            99,880         99,848
Floating rate subordinated notes due 1997                                         50,000         50,000
9.85% subordinated capital notes due 1999, net of discount                       149,915        149,900
8 5/8% subordinated notes due 1999, net of discount                              149,684        149,631
7.20% subordinated notes due 2003, net of discount                               149,720
8 1/4% notes due 1993                                                                           114,680
11 3/4% notes due 1995                                                                           50,000
8 5/8% sinking fund debentures due 1999                                                          17,961
Other                                                                              9,973         28,133
  Total                                                                    $     758,941  $     809,833

The fair value of the Corporation's notes and debentures was approximately $827.4 million and $828.4 million at December 31, 1993 and 1992, respectively.

Both the 8 7/8% and 8 1/8% notes are unsecured obligations with interest payable semiannually. The floating rate subordinated notes bear interest at a rate of 3/8 percent above LIBOR (London Inter Bank Offered Rate). Both the 8 5/8% and 7.20% subordinated notes may not be redeemed prior to maturity. Interest is payable semiannually. The 7.20% subordinated notes were issued during April 1993.

The agreement for the 9.85% subordinated capital notes provides that, on the maturity date of June 1, 1999, the notes, at the Corporation's option, will either be exchanged for common stock, preferred stock or certain other primary capital securities of the Corporation having a market value equal to the principal amount of the notes, or will be repaid from the proceeds of other issuances of such securities. The Corporation may, however, at its option, revoke its obligation to redeem the notes with capital securities based upon the capital treatment of the notes by its primary regulator or consent by its primary regulator for such revocation. The holders of the capital notes are subordinate in rights to depositors and other creditors.

The Corporation redeemed the outstanding balances of the following notes with balances aggregating $85.2 million during 1993: 11 3/4% notes due 1995; 8 5/8% sinking fund debentures due 1999; 8 1/2% sinking fund debentures due 1996 and 8 1/8% promissory notes due 1998 included in other notes above. The redemption of these notes did not have a material effect on the Corporation's results of operations or financial condition. During 1993, the 8 1/4% notes matured and were fully paid.

Certain of the Corporation's note and debenture agreements include provisions that limit the ability of the Corporation to sell the capital stock of its subsidiary banks or dispose of significant portions of assets of these subsidiaries.


      F-20                                                                   25


NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS





The Corporation has agreed to guarantee payment of certain notes and debentures of Hartford National Corporation totaling $149.9 million and of Shawmut Corporation totaling $249.6 million at December 31, 1993. See "Note 19 - Summarized Financial Information of Certain Note and Debenture Issuers".

The scheduled maturities of the Corporation's notes and debentures for each of the next five years are as follows: $.4 million in 1994; $.4 million in 1995; $150.2 million in 1996; $150.4 million in 1997; $.5 million in 1998; and $457.0 million after 1998.

NOTE 10 - SHAREHOLDERS' EQUITY

The payment of dividends is determined by the Board of Directors in light of the earnings, capital levels, cash requirements and the financial condition of the Corporation and its subsidiaries, applicable government regulations and policies and other factors deemed relevant by the Board of Directors, including the amount of dividends payable to the Corporation by its subsidiary banks. Various federal laws, regulations and policies limit the ability of the Corporation's subsidiary banks to pay dividends. See "Note 16 - Regulatory Matters".

Shawmut National Corporation's Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock without par value in series and to determine the designation, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions and all other rights of each series. Shawmut National Corporation had outstanding at December 31, 1993 a series of 575,000 shares of 9.30% Cumulative Preferred Stock with a stated value of $250 per share represented by Depositary Shares and a series of 700,000 shares of Preferred Stock with Cumulative and Adjustable Dividends with a stated value of $50 per share. Both series of preferred stock rank senior to the Corporation's common stock as to dividends and liquidation preference. As discussed below, the Corporation's New Hampshire banking subsidiary issued preferred stock in connection with the acquisition of certain assets and assumption of certain liabilities from the FDIC (see Note 17 - "FDIC Assisted Transactions").

The Depositary Shares represent a one-tenth interest in a share of 9.30% Cumulative Preferred Stock and are not subject to any mandatory redemption or sinking fund provisions. The 9.30% Cumulative Preferred Stock will be redeemable on at least 30 but not more than 60 days notice, at the option of the Corporation, as a whole or in part, at any time on and after October 15, 1997 at a redemption price equal to $250 per share plus dividends accrued and accumulated but unpaid to the redemption date.

The dividend rate on the Preferred Stock with Cumulative and Adjustable Dividends is established quarterly and is based on a rate that is 2.25 percent below the highest interest rate of selected short- and long-term
U. S. Treasury securities prevailing at the time the rate is set. The dividend rate for any dividend period will in no event be less than 6.00 percent or greater than 12.00 percent per annum. This series of preferred stock is redeemable, at the Corporation's option, at $50.00 per share.


      F-21                                                                   26


SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES





Dividends of $23.25 and $4.65 per share were declared on the 9.30% Cumulative Preferred Stock during 1993 and 1992, respectively. Dividends of $3.00, $3.01 and $3.23 per share were declared during 1993, 1992 and 1991, respectively, on the Preferred Stock with Cumulative and Adjustable Dividends. Dividends declared per common share were $.50 during 1993. There were no dividends declared on common shares during 1992 or 1991.

On October 10, 1991 New Dartmouth Bank (which was subsequently merged with Shawmut Bank NH upon consummation of the acquisition discussed in "Note 2 - Acquisitions") issued 347,073 shares of non-voting, convertible, redeemable, preferred stock ("FDIC Preferred Stock") to the FDIC at a price of $89.46 per share. The shares of FDIC Preferred Stock were redeemable at New Dartmouth's option. During 1993, New Dartmouth redeemed 177,000 shares of FDIC Preferred Stock at the stipulated redemption prices. On May 27, 1994, New Dartmouth redeemed the remaining shares of FDIC Preferred Stock from the FDIC at a redemption price of $107.77 per share.

The Corporation's Board of Directors previously adopted a rights plan which provides for the distribution of one right for each outstanding share of common stock. Each right entitles common stockholders to buy one-one hundredth of a newly issued share of Series A Junior Participating Preferred Stock of the Corporation at an exercise price of $100 per share, subject to adjustment. The rights, which will expire March 10, 1999, can be redeemed by the Corporation under certain circumstances at one cent per right. The rights become exercisable if certain events relating to the acquisition or proposed acquisition of common shares of the Corporation occur. When exercisable, under certain circumstances, each right will enable its holder to purchase, at the right's then current exercise price, common shares of the Corporation (or, under certain circumstances, a combination of cash, property, common shares or other securities) having a value of twice the right's exercise price. In addition, if thereafter the Corporation is involved in a merger or other business combination transaction with another person in which its shares are changed or exchanged, or if the Corporation sells more than 50 percent of its assets, cash flow, or earning power to another person or persons, each right (with certain exceptions) that has not previously been exercised will entitle its holder to purchase, at the right's then current exercise price, common shares of such other person having a value of twice the right's exercise price.

Common shares totaling 20,669,749 at December 31, 1993 were reserved for issuance under the Dividend Reinvestment and Stock Purchase Plan and the Corporation's Stock Option and Restricted Stock Award Plan.

In connection with the settlement of certain litigation, on January 18, 1994 the Corporation issued warrants for the purchase of up to 1,329,115 shares of common stock. The warrants have an exercise price of $22.11 per share, are listed on the New York Stock Exchange, are freely tradable and are exercisable for a period of one year, commencing January 18, 1995. See "Note 15 - Litigation".

At the annual meeting of shareholders of the Corporation held on April 26, 1994, the Corporation's shareholders approved a proposal to increase the number of authorized shares of common stock from 150 million shares to 300 million shares.


      F-22                                                                   27


NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS





NOTE 11 - PENSION AND OTHER EMPLOYEE BENEFIT PLANS

Pension and Thrift Plans - The Corporation has noncontributory, qualified defined benefit pension plans covering substantially all full-time employees meeting certain requirements as to age and length of service. For those vested, the plans provide a monthly benefit upon retirement based on compensation during the five consecutive highest paid years of employment and years of credited service. It is the Corporation's policy to fund annually an amount consistent with the funding requirements of federal law and regulations and not to exceed an amount which would be deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The assets of the plans are primarily invested in listed stocks.

The Corporation also has supplemental retirement plans that cover certain employees and pay benefits that supplement any benefits paid under the qualified plans. Benefits under the supplemental plans are generally based on compensation not includible in the calculation of benefits to be paid under the qualified plans.

The following table sets forth the funding status and the prepaid pension expense of the Corporation's pension and supplemental benefit plans recognized in the balance sheet at December 31, 1993 and 1992:
(in thousands)                                                                    1993           1992

Actuarial present value of benefit obligations
  Vested benefit obligation                                                $    (119,942) $     (87,669)
  Accumulated benefit obligation                                           $    (136,727) $    (103,209)
Projected benefit obligation for services rendered to date                 $    (192,107) $    (146,727)
Plan assets at fair market value                                                 262,629        259,450
Plan assets in excess of projected benefit obligation                             70,522        112,723
Unrecognized net actuarial (gain) loss                                            46,225            (58)
Unrecognized prior service cost                                                   15,928         17,949
Unrecognized net asset                                                            (4,373)        (4,503)
Prepaid pension expense                                                    $     128,302  $     126,111

The Corporation's net pension expense (income) was $1.7 million in 1993, $(1.4) million in 1992, and $(1.8) million in 1991.


      F-23                                                                   28



SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES




The components of net pension expense (income) for the years ended
December 31, 1993, 1992 and 1991 for all plans were as follows:
(in thousands)                                                     1993           1992           1991
Service cost for benefits earned during the period          $      10,374  $       9,820  $       8,478
Interest cost on projected benefit obligation                      12,385          9,998          8,395
Actual return on plan assets                                      (25,686)       (21,832)       (21,450)
Net amortization and deferral of gains and losses                   4,644          1,633          2,769
Settlement and curtailment gains, net                                             (1,049)
Net pension expense (income)                                $       1,717  $      (1,430) $      (1,808)

Significant rate assumptions as of December 31, 1993, 1992 and 1991, used in determining 1993, 1992 and 1991 net pension income and related pension obligations were as follows:
                                                                   1993           1992           1991

Discount rate used in determining
  projected benefit obligation                                        7.5 %          8.5 %          8.5 %
Rate of increase in compensation levels                               4.5            4.5            5.0
Long-term rate of return on plan assets                              10.0           10.0           10.0

The Corporation also sponsors defined contribution plans covering substantially all employees. Contributions under such plans totaled $6.8 million in 1993, $6.3 million in 1992 and $6.6 million in 1991.

Postretirement Health Care and Life Insurance Benefits - The Corporation sponsors primarily four postretirement benefit plans that provide health care and life insurance benefits for retired employees that have met certain age and service requirements. One plan provides medical benefits and the other three plans provide life insurance benefits. The postretirement medical plan and one of the life insurance plans are contributory with contributions adjusted annually to reflect certain cost-sharing provisions of the plans. The remaining two postretirement life insurance plans are noncontributory. It is the Corporation's policy to fund the postretirement benefit plans as claims are paid. Plan assets represent the cash surrender value of life insurance policies related to one of the plans described above.

The Corporation adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", effective January 1, 1993. This new accounting standard requires the expected cost of these postretirement health care and life insurance benefits to be accrued and charged to operations during the years the employees render the service. The Corporation is amortizing the transition obligation of $95.5 million on a straight-line basis over 20 years. The postretirement benefit expense for 1993 was $14.9 million. Previously, the Corporation's postretirement benefits were expensed as claims were paid and totaled approximately $5.0 million for 1992 and $4.5 million for 1991.


      F-24                                                                   29


NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS




The following table sets forth the funded status and the accrued postretirement health care and life insurance benefits expense of the
Corporation's postretirement benefit plans recognized in the balance sheet at December 31, 1993:
(in thousands)                                                                                   1993

Accumulated postretirement benefit obligation
  Retirees                                                                                $     (65,870)
  Fully eligible active plan participants                                                       (19,899)
  Other active plan participants                                                                (16,526)
    Total                                                                                      (102,295)
Plan assets at fair market value                                                                  2,292
Accumulated postretirement benefit obligation
  in excess of plan assets                                                                     (100,003)
Unrecognized net actuarial gain                                                                   1,173
Unrecognized transition obligation                                                               90,773
Accrued postretirement health care and life insurance benefits expense                    $      (8,057)

Significant rate assumptions as of December 31, 1993 used in determining
1993 postretirement health care and life insurance benefits expense and related obligation were as follows:
                                                                                                    1993

Discount rate used in determining
  accumulated postretirement benefit obligation                                                     7.5 %
Rate of increase in compensation levels                                                             4.5
Long-term rate of return on plan assets                                                             5.0
Medical cost trend rate                                                                            12.0
Medicare benefits trend rate                                                                       10.5

The assumptions for medical costs and Medicare benefits trend to 5.0 percent by the year 2001 and remain constant thereafter. Increasing the assumed health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation at December 31, 1993 by $5.6 million and increase the aggregate of the service and interest cost components of net periodic postretirement benefits expense for 1993 by $.8 million.

The components of the annual postretirement health care and life insurance benefits expense for the year ended December 31, 1993 are summarized below:
(in thousands)                                                                                   1993
Service cost for benefits earned during the period                                        $       2,398
Interest cost on projected benefit obligation                                                     7,821
Actual return on plan assets                                                                       (112)
Net amortization of the transition obligation                                                     4,778
Postretirement health care and life insurance benefits expense                            $      14,885

SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES





Postemployment Benefits - The Corporation provides disability and workers' compensation related benefits to former or inactive employees after employment but before retirement and had also provided supplemental severance benefits to certain former employees. The Corporation adopted, in the fourth quarter of 1993 retroactive to January 1, 1993, FAS No. 112, "Employers' Accounting for Postemployment Benefits". The new accounting standard requires that the cost of these benefits be accrued and charged to operations if the obligation is attributable to services already rendered, rights to such benefits accumulate or vest, payment of the benefits is probable and the amount of the benefits can be reasonably estimated. Previously, the Corporation's postemployment benefits were expensed as payments were made. The Corporation recognized an after-tax charge of $6.6 million recorded as a cumulative effect of a change in method of accounting for 1993 relating to the adoption of this new accounting standard.

Stock Option and Restricted Stock Award Plan - The Corporation has a Stock Option and Restricted Stock Award Plan (the Plan), which provides for the granting of incentive and nonqualified stock options to certain employees for the purchase of Shawmut National Corporation common stock at 100 percent of fair market value at the date of grant. Options granted under the Plan are exercisable after a minimum of one year but within ten years of the date of grant. Also, options granted may be accompanied by stock appreciation rights (SARs) or limited stock appreciation rights
(LSRs), or both. SARs and LSRs entitle the holder to receive payment equal to the increase in the market value of the common stock from the date of grant to the date of exercise. LSRs may be exercised only during the 60-day period following a change of control. SARs and LSRs may be granted only in tandem with stock options and may be paid in cash or common stock at the election of the employee.

The Plan also provides for the granting of restricted stock and performance share units to certain key executives. A performance share unit represents an interest in a restricted share of common stock and any dividends declared. Grants of performance share units are determined using certain guidelines based on salary and responsibility levels, as well as predetermined performance criteria. A total of 7,600,000 shares of common stock have been reserved for the Plan, including the performance share units. Charges for the Plan related to restricted stock awards totaled $1.0 million in 1993 and $.8 million in 1992. There were no charges associated with the Plan in 1991. A grant of 308,200 shares of performance share units occurred on October 28, 1993, for the performance periods beginning January 1, 1994 through December 31, 1995. Compensation expense will be recognized based on the fair value of the performance share units over this period.

      F-26                                                                   31


NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS




Transactions in the Corporation's stock options for the three year period ended December 31, 1993 are summarized below:
                                                                               Option
                                                               Number of        price          Total
                                                                shares        per share    (in thousands)






Outstanding December 31, 1990                                   2,947,288  $      4 - 31  $      45,711
Granted in 1991                                                     57,126          5 - 9            351
Cancelled in 1991                                                (305,095)        4 - 30         (4,624)
Exercised in 1991                                                (144,239)         5 - 6           (754)
Outstanding December 31, 1991                                   2,555,080         5 - 31         40,686
Granted in 1992                                                   888,116         8 - 19          9,274
Cancelled in 1992                                                (397,871)        4 - 30         (7,846)
Exercised in 1992                                                (282,782)        4 - 11         (1,740)
Outstanding December 31, 1992                                   2,762,543         5 - 31         40,374
Granted in 1993                                                 1,462,027        10 - 25         32,234
Cancelled in 1993                                                (290,136)        4 - 31         (6,950)
Exercised in 1993                                                (475,310)        4 - 23         (3,423)
Outstanding December 31, 1993                                   3,459,124  $      4 - 30  $      62,234
Options exercisable
  at December 31, 1993                                          1,515,066  $      4 - 30  $      25,634
Shares available for future grants
  at December 31, 1993                                          3,708,523

At December 31, 1993, SARs had previously been issued in tandem with 605,000 outstanding stock options. Common stock issued relating to restricted stock awards amounted to 48,000 shares in 1993 and 226,000 shares in 1992. There were no restricted stock awards in 1991.

NOTE 12 - OTHER NONINTEREST INCOME AND NONINTEREST EXPENSES

The components of other noninterest income for the years ended December
31, 1993, 1992 and 1991 were as follows:
(in thousands)                                                     1993           1992           1991
Loan servicing                                              $      11,225  $      20,222  $      33,287
Foreign exchange trading                                            2,948          9,288          5,586
Trading account profits                                             6,379          6,559          7,078
Residential mortgage sales                                         26,129         10,042          2,275
Loan securitizations and sales                                                    22,335
Gain on sale of credit card portfolio and merchant card business                                 71,471
FDIC assistance                                                    13,792          5,010
Other                                                              36,998         52,684         50,034
  Total                                                     $      97,471  $     126,140  $     169,731

      F-27                                                                   32


SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES




The components of noninterest expenses for the years ended December 31,
1993, 1992 and 1991 were as follows:
(in thousands)                                                     1993           1992           1991
Compensation                                                $     414,074  $     402,198  $     386,380
Benefits                                                           86,180         72,527         68,870
  Total                                                     $     500,254  $     474,725  $     455,250

Occupancy                                                   $     105,389  $     112,257  $     101,785
Equipment                                                          58,403         67,250         67,466
  Total                                                     $     163,792  $     179,507  $     169,251

Foreclosed properties
  Provision                                                 $      76,598  $     140,417  $      81,982
  Expense                                                          28,575         37,396         38,265
   Total                                                    $     105,173  $     177,813  $     120,247

Federal Deposit Insurance Corporation premiums              $      52,302  $      44,937  $      42,689
Communications                                                     45,890         48,195         47,038
Restructuring charges                                              36,319
Advertising                                                        22,240         16,004         12,318
Other                                                             213,979        213,400        197,359
  Total                                                     $     370,730  $     322,536  $     299,404

NOTE 13 - INCOME TAXES

The Corporation adopted FAS No. 109, "Accounting for Income Taxes" (FAS
109), prospectively, effective January 1, 1993. The cumulative effect of this accounting change was the recognition of a $52.8 million income tax benefit in the first quarter of 1993. Prior to January 1, 1993, two of the Corporation's acquired entities adopted FAS 109 and the effects on prior period combined consolidated results of operations and financial position were not material. The Corporation's deferred tax asset (deferred tax assets less deferred tax liabilities) at December 31, 1992 was $134.8 million. The Corporation's deferred tax asset represents future deductible temporary differences attributable primarily to provisions for loan losses in excess of the deductible amounts for tax purposes. The Corporation's deferred federal tax asset recorded upon adoption of FAS 109 (prior to valuation allowance) at January 1, 1993 was $285.1 million. The income tax benefits of these deductible temporary differences recognized under FAS 109 were subjected to an evaluation of whether it was more likely than not that the income tax benefits will be realized and, as a result, a valuation allowance of $96.3 million was established, resulting in a net deferred tax asset of $188.8 million at January 1, 1993. The level of the valuation allowance reflected management's best judgment regarding the amounts and timing of future taxable income and the estimated reversal pattern of these temporary differences. At year end 1993, deferred state tax assets, net of related federal tax and a valuation allowance of $115.1 million, were nil.

      F-28                                                                   33


NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS





At December 31, 1993, the Corporation's net deferred tax asset was $200.9 million and is deemed realizable based upon management's best judgment regarding the amounts and timing of future taxable income and the estimated pattern of temporary differences. The valuation allowance of $126.4 million relates primarily to the realization of state tax benefits. As a result of state tax laws, the corporation believes that uncertainty remains concerning the realization of tax benefits in various state jurisdictions. These benefits may be recorded in the future as realized or as it becomes more likely than not, in management's best judgement, that such tax benefits will be realized.

The components of deferred income taxes at December 31, 1993 were as follows:

                                                                              Deferred       Deferred
                                                                                tax            tax
(in thousands)                                                                 assets       liabilities
Loan loss reserve                                                          $     232,535  $       9,771
State deferred taxes, net of federal amounts                                     115,119
Writedowns for foreclosed properties                                              22,766
Employee benefits                                                                                38,049
Net operating loss carryforward                                                    6,726
Excess of book over tax basis of assets acquired                                                 10,246
Loan discount accretion                                                            4,836
Federal financial assistance                                                       7,390
Depreciation and leasing                                                                         23,856
Other, net                                                                        19,771
  Total deferred income taxes                                                    409,143         81,922
Less valuation allowances:
  Federal                                                                        (11,231)
  State                                                                         (115,119)
   Total                                                                   $     282,793  $      81,922

The current and deferred components of income taxes for the
years ended December 31, 1993, 1992 and 1991 were as follows:
(in thousands)                                                     1993           1992           1991

Current
  Federal                                                   $      17,943  $       1,136  $     (17,629)
  State and other                                                   3,932          4,396          3,608
    Total current income taxes                                     21,875          5,532        (14,021)
Deferred
  Federal                                                         (14,459)        35,211         18,434
  State and other                                                    (788)           155           (337)
    Total deferred income taxes                                   (15,247)        35,366         18,097
    Total income taxes                                       $       6,628  $      40,898  $       4,076

      F-29                                                                   34


SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES




The components of deferred income tax expense under the prior accounting standard for income taxes for each of the two years in the period ended
December 31, 1992 were as follows:
(in thousands)                                                                    1992           1991
Provision for loan losses                                                  $      58,193  $     (18,439)
Provision for foreclosed properties                                              (24,915)       (13,433)
Direct leasing                                                                    (6,415)        (3,510)
Pension expense                                                                      972            (61)
Gain on assets securitized and sold                                                5,618         (5,301)
Excess of book over tax basis of assets acquired                                  15,908
Federal financial assistance                                                     (12,196)
Loan discount accretion                                                           (3,343)
Operating loss generating no current tax benefit                                                 66,319
Other, net                                                                         1,544         (7,478)
  Total deferred income taxes                                              $      35,366  $      18,097

A reconciliation of the difference between consolidated income tax expense (benefit) and the amount computed by applying the federal statutory rate of 35 percent for the year ended December 31, 1993 and 34 percent for the years ended December 31, 1992 and 1991 is presented below:

(in thousands)                                                     1993           1992           1991
Tax expense (benefit) at statutory rate on income (loss)    $     101,317  $      36,933  $     (57,536)
Tax-exempt securities and loan income,
  net of interest disallowance                                     (3,451)        (3,987)        (6,181)
Dividend received exclusion                                        (3,615)        (3,839)        (4,564)
Effect of change in tax rates                                      (7,928)
Reduction in valuation allowance                                  (85,000)
State income tax expense, net of federal tax benefit                2,943          3,017          2,164
Operating loss generating no current tax benefit                   (1,175)         6,627         66,319
Purchase accounting adjustment                                                       775            511
Other items                                                         3,537          1,372          3,363
    Total income tax expense                                $       6,628  $      40,898  $       4,076


Income tax expense associated with securities gains and losses, computed by applying the federal statutory rate of 35 percent (34 percent in 1992 and 1991) to securities transactions, was $4.4 million, $32.0 million and $27.2 million for the years ended December 31, 1993, 1992 and 1991, respectively.


      F-30                                                                   35


NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS





NOTE 14 - CONCENTRATIONS OF CREDIT RISK AND FINANCIAL INSTRUMENTS
WITH OFF-BALANCE SHEET RISK

The Corporation provides deposit and loan products and other financial services to consumer and commercial customers located principally in New England. The Corporation's loan portfolio at December 31, 1993 consisted of commercial and industrial loans (36 percent), consumer loans (46 percent), real estate investor/developer loans (10 percent) and owner-occupied commercial real estate loans (8 percent). Securities, short-term investments and off-balance sheet interest rate instruments, such as futures contracts and interest rate swaps, option and cap agreements, are among the financial instruments used by the Corporation in its balance sheet management activities.

Securities and short-term investment activities are conducted with a diverse group of domestic and foreign governments, corporations and depository and other financial institutions. The Corporation evaluates the counterparty's creditworthiness and the need for collateral on a case by case basis.

The Corporation manages its loan portfolio to avoid concentration by industry or loan size to minimize its credit exposure. Commercial loans may be collateralized by the assets underlying the borrowers' business such as accounts receivable, equipment, inventory and real property. Consumer loans such as residential mortgage and installment loans are generally secured by the real or personal property financed. Commercial real estate loans are generally secured by the underlying real property and rental agreements.

A summary of certain financial instruments at December 31, 1993 and 1992 is presented below:
(in thousands)                                                                    1993           1992


Financial instruments whose contract amounts
  represent credit risk
    Commitments to extend credit                                           $   7,907,890  $   5,796,719
    Standby letters of credit                                                  1,366,373        790,932
    Residential mortgage loans sold with recourse                                283,722        414,137

Financial instruments whose contract amounts
  do not represent credit risk
    Commitments to purchase and sell foreign exchange                         11,034,179      5,573,824
    Notional balance of interest rate swap agreements                          1,983,500        702,800
    Notional balance of interest rate cap agreements
      Written                                                                  2,446,907
      Purchased                                                                3,396,907         45,000
    Notional balance of futures contracts                                      2,528,000
    Notional balance of option contracts
      Written                                                                    786,000      1,244,000
      Purchased                                                                  786,000      1,244,000

      F-31                                                                   36


SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES





Commitments to extend credit at December 31, 1993 included commercial and industrial lines of $6.5 billion, consumer home equity credit lines of $1.2 billion and commercial real estate lines of $190.6 million. The fair value of these commitments at December 31, 1993 and 1992, representing the discounted value of potential fee income, was approximately $26.0 million and $13.6 million, respectively.

Standby letters of credit are obligations to make payments under certain conditions to meet contingencies related to customers' contractual agreements and are subject to the same risk, credit review and approval process as a loan. Letters of credit are primarily used to enhance credit for public and private borrowing arrangements and to guarantee a customer's financial performance. The fair value of the Corporation's standby letters of credit, representing the discounted value of potential fee income, was approximately $6.4 million and $5.4 million at December 31, 1993 and 1992, respectively.

Residential mortgage loans sold with recourse represent loans sold to U.S. Government agencies which allows the purchaser the option of requiring the Corporation to reacquire a loan in the event of default by the borrower. The option may extend for a period of five years or for the life of the loan. The Corporation has determined that the liability under the terms of the option agreements is not material. Residential mortgage loans are primarily underwritten and sold by the Corporation's mortgage banking subsidiary.

Foreign exchange contracts are entered into primarily for trading activities. The risk associated with foreign exchange contracts arises from the counterparties' failure to meet the terms of the contracts. An additional risk is that the value of a foreign currency might change in relation to the U.S. dollar. In the event of a default by a counterparty, the cost to the Corporation, if any, would be the replacement cost of the contract at the current market rate. Exposure to changes in market rate is substantially lessened since the Corporation limits its risk by entering into offsetting contracts. The Corporation's foreign exchange contracts are valued monthly at current market value and changes in market value are included in other noninterest income.

Interest rate swap agreements are used by the Corporation to manage its interest rate risk. These agreements involve the exchange of fixed and variable rate interest payments based upon a notional principal amount and maturity date. Interest rate cap agreements are similar to interest rate swap agreements except that interest payments are only made or received if current interest rates rise above a predetermined rate. Included in both written and purchased interest rate cap agreements are approximately $2.4 billion in notional balances of interest rate cap agreements which consist of a simultaneous purchase and sale of a cap. This combination of agreements are also known as interest rate corridors. The risk associated with these agreements arises from the counterparties' failure to meet the terms of the agreements. Limits are set on the exposure to any one counterparty. The Corporation estimated it would pay approximately $21.5 million and $30.0 million at December 31, 1993 and 1992, respectively, if it were to terminate the interest rate swap agreements at these dates. The fair value of interest rate cap agreements at December 31, 1993 was approximately $4.2 million, which represents the amount that the Corporation would realize as a loss if the agreements were terminated at that date.

      F-32                                                                   37


NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS





Futures contracts are also used by the Corporation to manage interest rate exposure. These instruments are exchange-traded contracts for the future delivery of securities, other financial instruments or cash settlement at a specified price or yield. The fair value of the futures contracts at December 31, 1993 was approximately $.3 million, which represents the amount that the Corporation would receive if the contracts were terminated at that date.

The Corporation utilizes option contracts to limit its exposure to market fluctuations on securities classified as available for sale. Options give the holder the right to purchase or sell securities at a specified price at a future date. The risk associated with options arises from the counterparties' failure to meet the terms of the agreements. The fair value of the Corporation's option contracts approximated the carrying amount, or the net unamortized premium, at December 31, 1993 and 1992.

NOTE 15 - LITIGATION

The Corporation and certain of its officers and directors were named as defendants in several complaints during 1990 and 1991, purportedly brought on behalf of purchasers of the Corporation's common stock between December 8, 1988 and January 24, 1991. Among other things, the complaint in the actions alleged violations of federal securities laws and negligent misrepresentation based upon certain allegedly false and misleading public statements relating to the Corporation's financial position and omissions in the Corporation's public reports.

The Corporation and the plaintiffs entered into a settlement which was approved by the court on October 27, 1992. The settlement provided that, in full and complete settlement of all claims had been or could have been brought in the class actions, the defendants would distribute to the members of the class including all persons who purchased the Corporation's common stock during the period December 8, 1988 to January 24, 1991, inclusive, warrants to purchase the Corporation's common stock. On January 18, 1994 the Corporation issued warrants for the purchase of up to 1,329,115 shares of common stock. The warrants have an exercise price of $22.11 per share, are listed on the New York Stock Exchange, are freely tradable and are exercisable for a period of one year, commencing January 18, 1995.

Defendants denied all allegations of wrongdoing contained in the pleadings in these actions and agreed to settle these actions solely to avoid the time and expense of contesting this burdensome litigation. The settlement did not have a material effect on the Corporation's results of operations or financial condition.

During 1993, Shawmut Mortgage Company, the Corporation's mortgage banking subsidiary, was the subject of an investigation of possible discriminatory lending by the United States Department of Justice (DOJ) and the Federal Trade Commission (FTC). On December 13, 1993, without admitting any wrongdoing, Shawmut Mortgage Company entered into a consent decree with the DOJ and FTC regarding past lending practices. Pursuant to the consent decree, Shawmut Mortgage Company established a $960 thousand monetary fund to compensate minority loan applicants who were denied mortgages between January 1990 and October 1992 but whose applications would be approved under the Corporation's more recent flexible underwriting criteria. This settlement did not have a material effect on the Corporation's results of operations or financial condition.

SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES





The Corporation's Shawmut Bank Connecticut subsidiary, which served as indenture trustee for certain healthcare receivable backed bonds issued by certain special purpose subsidiaries of Towers Financial Corporation, and another defendant, have been named in a lawsuit in federal court in Manhattan by purchasers of the bonds. The suit seeks damages in an undetermined amount equal to the difference between the current value of the bonds and their face amount of approximately $200 million, plus interest, as well as punitive damages. The Corporation believes its actions were reasonable and appropriate and were not the cause of any loss by the bondholders, and is vigorously defending the action.

The Corporation is subject to various other pending and threatened lawsuits in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of such other pending and threatened lawsuits will have a material effect on the Corporation's results of operations or financial condition.

NOTE 16 - REGULATORY MATTERS

The Corporation is a bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the Board) under the Bank Holding Company Act of 1956. As a bank holding company, the Corporation's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking.

The Corporation's subsidiary banks, Shawmut Bank Connecticut, National Association (Shawmut Bank Connecticut) and Shawmut Bank, National Association (Shawmut Bank Massachusetts), are subject to supervision and examination by the Office of the Comptroller of the Currency (OCC). The Corporation's other subsidiary bank, Shawmut Bank NH, is subject to supervision and examination by the Federal Deposit Insurance Corporation (FDIC) and the State of New Hampshire. The deposits of the Corporation's subsidiary banks are insured by, and therefore the subsidiary banks are subject to the regulations of, the Federal Deposit Insurance Corporation (FDIC). The banks are also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Corporation's subsidiary banks. In October 1993, the Federal Reserve Bank of Boston (FRB) and the OCC removed certain regulatory agreements under which the Corporation and certain of its subsidiary banks had been operating. The regulatory agreements focused on the need to improve asset quality and credit administration policies, as well as prior approval by the regulators for dividend payments.

The Board and the OCC have adopted minimum risk-based capital and leverage guidelines for bank holding companies and national banks. The minimum Total capital ratio requirement is 8.00 percent, of which one-half must be Tier 1 capital. The minimum Leverage ratio requires Tier 1 capital of at least 3.00 percent of average quarterly assets less goodwill and other intangibles. This Leverage ratio is the minimum requirement for the most highly rated banking organizations and other banking organizations are expected to maintain an additional level of at least 100 to 200 basis points.

      F-34                                                                   39


NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS





The Board, OCC and FDIC implemented regulations, pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), effective on December 19, 1992, concerning prompt supervisory and regulatory actions to be taken against undercapitalized depository institutions. FDICIA establishes five capital categories: "well-capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". Under these regulations, an institution will be deemed "well-capitalized" if it has a Risk-based Total capital ratio of 10.00 percent or greater, a Risk-based Tier 1 capital ratio of 6.00 percent or greater and a Leverage ratio of
5.00 percent or greater. In addition, the institution cannot be subject to an order, written agreement, capital directive or prompt correction action directive.

The Tier 1 capital, Total capital and Leverage ratios for the Corporation at December 31, 1993 were 8.79 percent, 12.73 percent and 6.47 percent, respectively. The Tier 1 capital, Total capital and Leverage ratios for Shawmut Bank Connecticut were 10.19 percent, 11.47 percent and 7.73 percent, respectively, while these ratios for Shawmut Bank Massachusetts were 10.17 percent, 11.71 percent and 7.54 percent, respectively, at December 31, 1993. These ratios for Shawmut Bank NH were 17.30 percent,
18.56 percent and 5.64 percent, respectively, at December 31, 1993. The Corporation and its subsidiary banks at December 31, 1993 met the definition for a "well-capitalized" institution.

The Corporation's subsidiary banks are required to maintain reserves against certain deposit liabilities in either cash or balances on deposit with the Federal Reserve System. The Corporation's subsidiary banks maintained combined average reserves of approximately $565 million in 1993 with the FRB.

The Board issued proposed revisions to its capital adequacy guidelines in February 1993 which proposes to limit the amount of deferred tax assets recorded under FAS 109 that can be used to meet risk-based capital requirements. This proposal would limit deferred tax assets to those assets which may be realized from income taxes paid in prior carryback years, the reversal of future taxable temporary differences and the lesser of: (1) the amount of deferred tax assets expected to be realized within one year of the quarter-end date based on future taxable income (exclusive of tax carryforwards and reversals of existing temporary differences) for that year, or (2) ten percent of Tier 1 capital. The Corporation believes the deferred tax asset at December 31, 1993 would be allowable in computing regulatory risk-based capital because the deferred tax asset would not exceed the amount of income taxes previously paid in prior carryback years. The Corporation cannot determine whether, or in what form, this proposal may be enacted.

Principal sources of revenues for the Corporation are dividends received directly and indirectly from its banks and other subsidiaries and interest earned on short-term investments and advances to subsidiaries. Federal law imposes limitations on the payment of dividends by the subsidiaries of the Corporation that are national banks. Two different calculations are performed to measure the amount of dividends that may be paid: a recent earnings test and an undivided profits test. Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by a national bank in any calendar year is in excess of the current year's net profits combined with the retained net profits of the two preceding years, unless the bank obtains the approval of the OCC. Under the undivided profits test, a dividend may not be paid in excess of a bank's undivided profits then on hand, after deducting bad debts in excess of the reserve for loan losses. Under the recent earnings test at January 1, 1994, which is the more restrictive of the two tests, Shawmut Bank Connecticut could pay up to $103.2 million in dividends to its parent holding company without prior approval. Shawmut Bank Massachusetts, under the recent earnings test at January 1, 1994, could pay up to $223.7 million in dividends to its parent holding company without prior approval. Shawmut Bank Connecticut and Shawmut Bank Massachusetts had undivided profits of $272.9 million and $521.2 million, respectively, at December 31, 1993.

      F-35                                                                   40


SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES





The Corporation's subsidiary banks are also restricted under federal law with respect to the transfer of funds from the subsidiary banks to the Corporation and its nonbanking subsidiaries. Such transfers are limited to certain percentages of the subsidiary bank's capital and surplus. Loans and extensions of credit must be secured in specified amounts. The Corporation had no borrowings outstanding from either of its subsidiary banks at December 31, 1993.

NOTE 17 - FDIC ASSISTED TRANSACTIONS

New Dartmouth Bank was merged with Shawmut Bank NH concurrent with the acquisition of New Dartmouth further discussed in "Note 2 - Acquisitions". New Dartmouth, concurrent with its formation on October 10, 1991, acquired certain assets and assumed certain liabilities of a number of failed institutions from the FDIC as receiver of these failed banks (the "1991 P&A Transaction"). New Dartmouth acquired from the FDIC $1.7 billion in assets and assumed $2.1 billion in deposits. The FDIC paid New Dartmouth $55.3 million in federal financial assistance to complete the transaction in addition to a payment of $400.8 million for the assumption of net liabilities. As part of the 1991 P&A Transaction, the FDIC provided certain assistance to New Dartmouth that included the ability to "put" classified loans to the FDIC upon certain conditions and the sharing of losses on certain consumer and residential loans through October 10, 1994.

New Dartmouth allocated approximately $39.0 million of the federal financial assistance it received from the FDIC as a discount on the acquired loan portfolio representing the estimate of potential future losses in excess of the protection provided by the FDIC. In addition, New Dartmouth allocated approximately $3.6 million of federal financial assistance it received from the FDIC as part of another assisted transaction as a discount on the acquired loan portfolio. The accretion of these discounts commenced in the second half of 1993 based on the expected future cash flows associated with these loans.

As discussed in "Note 2 - Acquisitions", the Corporation acquired Gateway Financial Corporation and merged its banking subsidiary into Shawmut Bank Connecticut. Previously, Gateway acquired certain assets and assumed certain liabilities of a failed institution from the FDIC as receiver of the failed bank. Under the terms of this acquisition, the FDIC agreed to repurchase from Gateway any acquired commercial loans and commercial mortgages that became delinquent, as defined, prior to December 13, 1993. Through that date, approximately $58.1 million of loans had been "put" to the FDIC, of which $21.1 million is classified as a receivable from the FDIC and included in other assets at December 31, 1993.

      F-36                                                                   41


NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS





NOTE 18 - PARENT COMPANY FINANCIAL INFORMATION

The condensed financial information of Shawmut National Corporation (parent company only) is presented below:

CONDENSED BALANCE SHEET
December 31, (in thousands)                                                       1993           1992

ASSETS
Cash and short-term investments with subsidiary banks                      $     293,984  $     339,126
Equity securities                                                                 48,700
Investments in and advances to consolidated subsidiaries (equity basis)        2,382,111      1,856,390
Accrued income and other assets                                                   24,985          7,262
  Total                                                                    $   2,749,780  $   2,202,778

LIABILITIES AND SHAREHOLDERS' EQUITY
Private placement notes                                                    $     174,996  $     150,256
Borrowings from subsidiary                                                       143,917        153,000
Other liabilities                                                                 29,092         18,348
Subordinated notes                                                               299,404        149,631
Shareholders' equity                                                           2,102,371      1,731,543
  Total                                                                    $   2,749,780  $   2,202,778


CONDENSED STATEMENT OF INCOME
Year ended December 31, (in thousands)                             1993           1992           1991

REVENUES
Dividend income from subsidiary                             $      81,900
Interest and dividend income
  Advances to subsidiaries                                          4,578  $       2,883  $       4,918
  Short-term investments                                            8,896          8,146          5,851
  Equity securities                                                 2,307
Other                                                               7,973          8,588         10,783
  Total                                                           105,654         19,617         21,552
EXPENSES
Interest                                                           30,279         10,563         14,906
Other                                                               9,293         12,420         16,491
  Total                                                            39,572         22,983         31,397
INCOME (LOSS) BEFORE INCOME TAXES (BENEFIT),
  EQUITY IN UNDISTRIBUTED INCOME (LOSS) OF
  SUBSIDIARIES, EXTRAORDINARY CREDIT
  AND ACCOUNTING CHANGES                                           66,082         (3,366)        (9,845)
Income taxes (benefit)                                             (7,744)          (864)           584
INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED
  INCOME(LOSS) OF SUBSIDIARIES, EXTRAORDINARY
  CREDIT AND ACCOUNTING CHANGES                                    73,826         (2,502)       (10,429)
Equity in undistributed income (loss) of subsidiaries
  before extraordinary credit and accounting changes              209,022         70,229       (162,870)
INCOME (LOSS) BEFORE EXTRAORDINARY
  CREDIT AND ACCOUNTING CHANGES                                   282,848         67,727       (173,299)
Extraordinary credit                                                              18,378
Cumulative effect of changes
  in methods of accounting                                         46,200
NET INCOME (LOSS)                                           $     329,048  $      86,105  $    (173,299)

      F-37                                                                   42


SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES




CONDENSED STATEMENT OF CASH FLOWS
Year ended December 31, (in thousands)                             1993           1992           1991

OPERATING ACTIVITIES
Net income (loss)                                           $     329,048  $      86,105  $    (173,299)
Equity in undistributed (income) loss of subsidiaries            (209,022)       (69,056)       161,907
Extraordinary (credit) charge on income (loss) of subsidiaries                   (17,917)           963
Cumulative effect of accounting changes of subsidiaries           (40,431)        (1,544)
Other                                                               4,573          7,620          9,720
CASH PROVIDED (USED) BY OPERATING ACTIVITIES                       84,168          5,208           (709)

FINANCING ACTIVITIES
Increase (decrease) in borrowings                                 (15,657)        39,320          1,696
Proceeds from issuance of subordinated notes                      149,700        149,631
Proceeds from issuances of common and preferred stock              61,955        356,599            847
Purchases of common stock                                          (2,509)           (10)
Cash dividends paid                                               (42,918)        (2,131)        (1,715)
CASH PROVIDED BY FINANCING ACTIVITIES                             150,571        543,409            828

INVESTING ACTIVITIES
Increase in equity securities                                     (48,700)
Decrease (increase) in investments in and
  advances to consolidated subsidiaries                          (231,181)      (320,100)        11,130
CASH PROVIDED (USED) BY INVESTING ACTIVITIES                     (279,881)      (320,100)        11,130

INCREASE (DECREASE) IN CASH AND
  SHORT-TERM INVESTMENTS                                          (45,142)       228,517         11,249
Cash and short-term investments at beginning of year              339,126        110,609         99,360
CASH AND SHORT-TERM INVESTMENTS
  AT END OF YEAR                                            $     293,984  $     339,126  $     110,609

      F-38                                                                   43

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS



NOTE 19 - SUMMARIZED FINANCIAL INFORMATION OF CERTAIN NOTE AND DEBENTURE
          ISSUERS

The Corporation has guaranteed payment of certain notes and debentures of Hartford National Corporation (HNC) and Shawmut Corporation (SC), whose subsidiaries include Shawmut Bank Connecticut and Shawmut Bank Massachusetts. See "Note 16 - Regulatory Matters" about the ability of subsidiary banks to pay dividends. The summarized financial information of Hartford National Corporation and Shawmut Corporation (parent companies only) is presented below.

CONDENSED COMBINED BALANCE SHEET
                                                                          HNC                        SC
December 31, (in thousands)                                         1993         1992         1993         1992

ASSETS
Investments in and advances to consolidated subsidiaries
  (equity basis)
    Bank subsidiaries                                           $1,236,079   $  964,470   $1,103,880   $  973,855
    Nonbank subsidiaries                                           221,317      264,464       34,891       33,003
Equity securities and other investments                            146,070      167,276       19,071       28,226
Advances to affiliates                                                                       143,702      162,350
Cash, accrued income and other assets                               13,875        9,205        5,060        3,530
  Total                                                         $1,617,341   $1,405,415   $1,306,604   $1,200,964

LIABILITIES AND SHAREHOLDERS' EQUITY
Borrowings from affiliate                                       $  239,581   $   94,500
Other liabilities                                                   19,253       12,049   $   13,945   $   15,452
Notes and debentures                                               149,915      324,780      299,649      324,489
Shareholders' equity                                             1,208,592      974,086      993,010      861,023
  Total                                                         $1,617,341   $1,405,415   $1,306,604   $1,200,964

      F-39                                                                   44

SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES




CONDENSED COMBINED STATEMENT OF INCOME
                                                      HNC                                   SC
Year ended December 31, (in thousands)     1993        1992         1991         1993         1992         1991

REVENUES
Income from bank subsidiaries
    Dividend                            $   3,129                            $   83,171   $    4,000   $    3,990
    Interest                                  301   $   1,778   $    3,394        3,345        4,219        6,029
Interest and dividend income from
    nonbank subsidiaries                   18,054       9,071          484
Other                                      12,795      11,107       15,517         (365)       8,341        6,227
    Total                                  34,279      21,956       19,395       86,151       16,560       16,246

EXPENSES
Interest                                   29,659      33,732       35,864       25,142       27,028       28,156
Other                                       1,018         653        1,828          210          621          843
    Total                                  30,677      34,385       37,692       25,352       27,649       28,999

INCOME (LOSS) BEFORE INCOME
  TAX BENEFIT, EQUITY IN
  UNDISTRIBUTED INCOME (LOSS)
  OF SUBSIDIARIES, EXTRAORDINARY
  CREDIT AND ACCOUNTING CHANGES             3,602     (12,429)     (18,297)      60,799      (11,089)     (16,743)
Income tax benefit                           (156)    (10,132)     (11,123)      (9,833)      (6,078)      (1,071)

INCOME (LOSS) BEFORE EQUITY IN
  UNDISTRIBUTED INCOME (LOSS)
  OF SUBSIDIARIES, EXTRAORDINARY
  CREDIT AND ACCOUNTING CHANGES             3,758      (2,297)      (7,174)      70,632       (5,011)     (11,682)
Equity in undistributed income (loss) of
  subsidiaries before extraordinary credit
  and accounting changes
    Bank subsidiaries                      92,309     (28,681)    (142,675)     113,049       85,515      (22,788)
    Nonbank subsidiaries                      581       5,148       14,431        1,624          635        2,417

INCOME (LOSS) BEFORE
  EXTRAORDINARY CREDIT AND
  ACCOUNTING CHANGES                       96,648     (25,830)    (135,418)     185,305       81,139      (32,053)
Extraordinary credit                                    2,479                                 15,869
Cumulative effect of changes
  in methods of accounting                 32,874                                 7,543
NET INCOME (LOSS)                       $ 129,522   $ (23,351)  $ (135,418)  $  192,848   $   97,008   $  (32,053)

      F-40                                                                   45